Exhibti 10.14

DOMESTIC CRUDE OIL SWAP AGREEMENT (“Agreement”)

On one side Türkiye Petrolleri A.O. (here in after referred as’ TPAO) and on the other side PETROLEUM EXPLORATION MEDITERRANEAN INT. PTY. LTD. (here in after referred as PEMI) agreed under the following terms and conditions.

INFORMATION ON PARTIES

Legal notice address of TPAO is : Söğütözü Mah. 2.Cadde No:86 Pk: 06100

ÇANKAYA/ANKARA Tel no: 0 312 2072000 Faks no: 0 312 2869017

Legal notice address of PEMI is:

Akmerkez B-Blok, Kat 5-6 Nispetiye Caddesi

34330 Etiler/istanbul

Tel no: 0 212 3172500

Faks no: 0 212 3172599

Both parties accepted their above mentioned addresses as legal notice address. Notices sent to the last declared address shall be deemed to be made to the related party, unless the address change is properly declared to the other party.

Parties may forward their notices by using courier, fax or electronic mail, as long as they forward the written notice within the designated time period.

SUBJECT OF THE AGREEMENT

This Agreement made between TPAO and PEMI; deals with the receipt of Crude Oil produced at PEMI’s Şelmo field, at Bati Raman AP2 Station Storage Tanks, where water will be extracted and the Crude Oil will be mixed with TPAO crude oil. The net Amount of crude oil may be delivered to the Batman TÜPRAŞ Refinery on behalf of PEMI but if the Batman TÜPRAŞ Refinery is not operating the Crude Oil will be transported on behalf of PEMİ from the BOTAŞ Batman terminal to the BOTAŞ Terminal at Dörtyol for loading on a sea tanker.

3-AGREEMENT

The term of this Agreement is 1 (one) year. This Agreement will be extended with the same conditions for a term of 1 (one) year each time, until either of the parties sends a 30 days prior written termination notice.

4-DEFINITIONS

4.1 API GRAVITY: API gravity is a special function of Specific Gravity at 60 degrees Fahrenheit temperature and is explained with the following formula,

API Gravity (60 degrees Fahrenheit) = 141.5 / Specific Gravity (60 degrees Fahrenheit)-131.5 API gravity is determined according to ASTM-D-287-92 standard.

4.2 –CRUDE OIL means the crude oil which is produced by PEMI from the Şelmo oil field.

4.3- NET AMOUNT: Means net amount of Crude Oil left after the deduction of basic sediment and water (BS+W) and volume corrections for temperature and 0,3% for pipeline losses.

4.4- BS+W (Basic Sediment and Water): means sediment and water in Crude Oil determined according to ASTM-D-4007-02 standard.

4.5- OFF-LOADING: is defined in Article 6 below.

4.6-CRUDE OIL OFF-LOADING RECORDS:

means the written statements relating to the

crude oil offloaded at AP2 as described in Article 6.

4.7 SAMPLING

Extracting liquid from the Crude Oil Storage Tanks according to ASTM-D-5854-96 standard

4.8 VOLUME CORRECTION: means volume correction of Crude Oil from the Storage Tanks according to ASTM-D-1250-80 standard

4.9- ASTM for Testing and materials accepted worldwide American standart organization.

4.10- BATMAN-DORTYOL FEE: Crude oil transportation fee announced at Batman-Dörtyol Pipeline Fee Tariff, which is annually approved by Energy Markets Regulation Agency (EMRA).

4.11 -ROYALTY: means the royalty due to be paid to the State on the production of Crude Oil calculated according to the Petroleum Law, which may be paid in kind or on a monetary basis.

4.12 STORAGE TANKS :means the tanks belonging to located at the Bati Raman Field AP2 Station which crude oil shall be stored until delivery to BOTAŞ.

4.13-TRANSPORT CONTRACTOR: means the transportation company, contracted by PEMI to transport its crude oil via road tankers.

4.14-SEA TANKERS: means any sea tanker which is loaded with crude oil at the Dörtyol Terminal

4.15-TANKER(S): means any of or all of the road tankers belonging to the Transport Contractor

4.16-INSURANCE: means that the Insurance made by TPAO to cover all risks for the transportation to Dörtyol and transfer to Batman Refinery

4.17 API VARIATION Calculated according to Petroleum Market Law numbered 5015 Article 10.

5-SPECIFICATIONS OF PURCHASED CRUDE OIL

Crude Oil shall be delivered under settled conditions, free of foam and gas. BS+W content shall not exceed 2%.

6-OFF-LOADING PLACE,PROCEDURE AND MEASUREMENTS

Off-loading of the Crude Oil by TPAO shall commence when the crude oil in the tankers has been checked and the Tankers have been connected to the storage tanks, off loading will be completed when the connection is removed from the storage tanks. PEMI will be responsible of any loss that occurs prior to the start of off-loading by TPAO.

After the delivery of the crude at AP2 is documented TPAO shall be responsible for the storage and transportation. TPAO will carry out all measurements related to Crude Oil, determination of the amount, API gravity, sampling, determination of BS+W and Volume Corrections for the temperature of Crude Oil according to ASTM standards. PEMI may have a representative present during the Off-loading of the Crdue Oil and during the determination of the opening and closing of the Storage Tanks. These shall be recorded with a statement after the consensus of parties. Daily opening and closing of the Storage Tanks shall be determined and recorded on a document which is signed by both parties. Any product delivered other than Crude Oil will not be accepted for Off-loading. When PEMI does not have any representatives at Bati Raman AP2 Station TPAO shall be responsible for the Off-loading and measuring of crude and PEMI shall accept these as being correct.

Parties who are responsible for carrying out any Off-loading operations, shall ensure that everybody involved in these operations obey all the safety rules.

All personnel who are involved in Off-loading shall have proper training and be familiar with and shall apply the correct procedures

7-OFF LOADING AMOUNT

Each year on January, PEMI shall inform TPAO about its estimated monthly production for the year. PEMI shall not be obliged to meet the submitted estimated monthly production amount. But, PEMI shall, within a week, inform TPAO of any changes of the Crude Oil amount to be delivered due to any reason.

Total Off-loading Amount = Net Amount of Crude Oil off-loaded by PEMI—(less) PEMI’s Royalty amount

8-ROYALTY

PEMI shall, in line with the existing legislation, calculate and inform GDPA of the due amount of Royalty oil due to be paid to the state from Crude Oil production. The amount declared by PEMI shall be received on behalf of the State in kind by TPAO at Storage Tanks.

On the royalty statement submitted to GDPA, to calculate the well head prices PEMI shall take into account the Tanker transportation cost between Selmo and AP2. However the cost of the transportation of the net amount of Royalty Crude Oil will be charged to TPAO. At the month following the delivery, PEMI shall submit Royalty transportation cost with an invoice to TPAO. This payment shall be collected from TPAO within 5 business days following the submission of the original invoice.

9-DELIVERY OF CRUDE OIL

TPAO and PEMI shall determine the amount and average API value per barrel of the Crude Oil off-loaded to Storage Tanks at AP2 station in each off-loading month according to ASTM standards and this information shall be recorded in the Crude Oil off-loading records. TPAO shall deliver the Crude Oil to the Batman TÜPRAŞ Refinery or if it is not operating it shall deliver the Crude Oil to the TÜPRAŞ on sea tanker at Dörtyol BOTAŞ terminal. The parties accept that Crude Oil will be delivered to Batman TÜPRAŞ Refinery and/or loaded to sea tanker at Dörtyol terminal at the month following the off-loading

10-PAYMENTS FOR API AND SWAP ARRANGEMENT

TPAO shall deliver Net Delivery Amount received at Bati Raman AP2 Station to TUPRAS at Batman Tüpraş Refinery and/or Dörtyol on behalf of PEMI, and shall demand payment for delivery on the basis of the Batman-Dörtyol transfer tariff and US cents 40/bbl (excluding VAT) fee covering weighing of the road tanker at AP2 station, sample analysis, off-loading the road tanker, allocation of Storage Tanks and transportation of Crude Oil to Batman BOTAS and this payment shall be referred to as the “Process Price”. The gravity of crude oil carried at BOTAS pipeline will be taken into account for the calculation of Process Fee but the discount for crude oil with gravity higher than 32 API shall not be applied. This cost shall be submitted to PEMI with a TPAO invoice at the month following off-loading. PEMI shall pay TPAO the process price within 5 business days following the submission of the original invoice

At the month following the delivery to TUPRAS, PEMI shall submit an invoice for “The API Variation” to TPAO for the API difference between AP2 station and delivery to TÜPRAŞ. TPAO shall pay PEMI the value of invoice within 5 business days following the submission of the original invoice issued by PEMI to TPAO. The basis for calculating the invoices [for this and any related agreements] shall be the Total Crude Oil Off-loading Record for the month of delivery at AP2.

Parties agreed on the delivery of “Arpatepe” crude oil at AP2 station and will conduct a study in this regard

Invoices shall be produced according to the USD exchange rates of the Turkish Central Bank.

In case of late payment of invoices legal interest rate will be applied for each day of delay.

11-INSURANCE PRICE : PEMI shall pay 3% of the insurance amount paid by TPAO to cover transportation of crude oil by BOTAŞ, within 15 days of production the invoice by TPAO.

In case of late payment of invoices legal interest rate will be applied for the each late day.

12-FORCE MAJEURE

The obligations of each of the parties under this Agreement, excluding the obligations to make payments of money, shall be suspended during the period that such party is prevented or hindered from complying with their obligations by Force Majeure. At such event, such party shall give notice of suspension as soon as reasonably possible to the other party stating the date and extent of such suspension and the cause thereof. Any of the parties whose obligations have been suspended as aforesaid shall resume the performance of such obligations as soon as reasonably possible after the removal of the cause and shall so notify the other party.

“Force Majeure” means any cause beyond the reasonable control of such party including but without prejudice to the generality of the foregoing civil disturbances, terrorist activities, acts of God, unavoidable accident, acts of war or conditions arising out of or attributable to war, military action (declared or undeclared) strikes, lock—outs, labor disputes and change of Laws, provided that a lack of funds shall not constitute “Force Majeure”.

13- ANNOUNCEMENTS AND CONFIDENTIALITY

No announcements or public statements shall be made on any matter related to this Agreement or operations covered under this and any other agreement between the parties without receiving the prior written consent of parties, or except as required by law or the rules of any stock exchange on which one of the parties or a holding company of a parties shares are quoted.

All documents which are confidential to the parties shall remain so and each party shall maintain confidentiality with respect to documents in its possession belonging to other party.

14-TERMINATION OF AGREEMENT

Parties may terminate this Agreement 3 (three) months from the date of any written notice sent to the addresses mentioned in Article 1.

15-DISPUTES

Disputes arising out of the application of this Agreement shall be settled amicably based on the Turkish text. If no settlement is reached, Ankara courts and execution offices shall be authorized to settle disputes

16- TAXES STAMP DUTIES AND FEES

PEMI shall bear all the taxes, stamp duties and fees that may arise in line with this Agreement

17-AMENDMENT OF ARTICLES OF AGREMENT

The amendment of any of the articles of this Agreement shall be through the reciprocal written acceptances of the authorized representatives of both parties.

18-NOTICES

All the notices in line with this Agreement shall be sent to the legal notice addresses of the parties written in the Article 1. Any changes in these addresses shall be forwarded to the other party with a written statement within 10 days. In case the change is not notified during that period, notices send to the registered address shall be deemed valid.

19-ISSUES NOT COVERED BY AGREEMENT

On the issues for which this Agreement and its annexes are silent, Petroleum Law, Petroleum Markets Law shall be referred according to the relevance; in case those laws are silent too related legislation shall be taken into account.

20-TERMINATION OF PAST AGREEMENTS

Upon the signing of this Agreement the Old Crude Oil Sales Agreement dated 01.01.2009 shall be terminated and shall have no further force and effect.

21-EFFECTIVE DATE

This Agreement is prepared as two copies, one which shall be kept by each party, and shall become effective on 01.01.2010.

This Agreement consists of twenty-one Articles

TPAO	PEMI

/s/ Ali Tirek	/s/ Suha Okul

/s/ Ahmet Adanir